EXHIBIT 99.1

PREMIERWEST BANCORP EXCEEDS $1 BILLION IN ASSETS
AND REPORTS
11.1% INCREASE IN NET INCOME

MEDFORD, OR – January 18, 2007: PremierWest Bancorp (NASDAQ – PRWT) announced net income for the full year ended  December 31, 2006 reached a record level of $14,648,000, an increase of 11.1% when compared to 2005 full year net income of  $13,189,000. Earnings per share on a fully diluted basis climbed to $0.83 per share for 2006 compared to $0.75 per share for 2005.

Net income was $3,860,000 for the fourth quarter ended December 31, 2006, an increase of 4.4% when compared to the immediately preceding quarter when the Company earned $3,697,000. Net income increased $59,000 or 1.6% when compared to the same quarter in 2005 when the Company earned $3,801,000. Earnings per share on a fully diluted basis amounted to $0.22 for the fourth quarter of 2006 and $0.21 per share for the immediately preceding quarter and $0.22 for the comparable quarter in 2005.

John Anhorn, Chief Executive Officer, stated, “2006 was an exciting and prosperous year for PremierWest. Total assets surpassed the $1 billion level; net income for the year marked the sixth consecutive period of year over year double digit earnings growth; our sixth consecutive 5% stock dividend was distributed mid-year, and shareholders received two cash dividends.” Anhorn continued, “We look forward to 2007 with a focus on growing market share in communities currently served and at the same time continuing to explore expansion opportunities complimentary to our geographic territory. We are extremely proud of the valuable franchise our employees have built, and thank each of them for their contribution to our success”.

SOLID FINANCIAL PERFORMANCE
During 2006, the Company achieved double digit growth in net income despite a number of non-recurring charges; continued expansion of the franchise; implementation of FASB 123R (“Share Based Payments”), and an increase in the effective income tax rate paid. Tom Anderson, Executive Vice President & Chief Financial Officer stated, “Fourth quarter net income was adversely impacted with a $342,000 pre-tax charge to earnings resulting from a change in estimates with respect to accounting for post-retirement benefits. Additionally, as reported in our third quarter 2006 earnings release, net income has been negatively impacted as a result of approximately $420,000 in pre-tax legal fees related to the unsuccessful litigation of a lawsuit initiated by Mid Valley Bank, which PremierWest acquired in January 2004. The Bank did not prevail in the lawsuit and elected to not proceed with an appeal.” Anderson continued, “During 2006, we also implemented FASB 123R. This new standard resulted in a $226,000 pre-tax charge to earnings in 2006 for compensation expense related to our Stock Option Plan. Our effective annual tax rate increased from 35.1% in 2005 to 38.0% for 2006, primarily as a result of our increased level of earnings; a proportionately larger share of our earnings achieved from business in California where the state income tax rate is approximately 60% higher than Oregon’s income tax rate; and the lack of the Oregon corporate income tax refund (“kicker”) during 2006”.

Rich Hieb, Senior Executive Vice President & Chief Operating Officer noted “2006 non-interest expenses included approximately  $1.2 million for new offices opened in the latter part of 2005 and throughout 2006. We consider these short-term costs an investment in our future, and continue to have confidence in our long term ability to profitability penetrate these newer markets.”

NON-INTEREST INCOME & EXPENSE

Non-interest income improved $350,000 or 4.8% when comparing December 31, 2006 full year non-interest income of $7.7 million to 2005 full year non-interest income of $7.4 million. PremierWest Mortgage experienced a decline in total mortgages closed, and a corresponding $390,000 reduction in fee income generated as a result of rising interest rates coupled with a slowing housing market. Non-interest income generated from core business operations, primarily service charge and fee income related to deposit accounts, increased $582,000 or 21.3% for the full year ended December 31, 2006 when compared to the year ended December 31, 2005.

Non-interest expenses for 2006 totaled $37.4 million, an increase of $3.8 million or 11.3% when compared to the prior year when non-interest expenses totaled $33.6 million. As noted earlier in this release, $762,000 of the increase is related to non-recurring charges related to legal fees and a change in the accounting estimate related to post retirement benefits. Absent the non-recurring items, non-interest expense increased $3.0 million or 9.0% when comparing 2006 to 2005. 2006 non-interest expense also includes $1.2 million of expenses incurred with the opening and operation of six full service denovo banking offices and two denovo PremierWest Finance Company offices opened during 2006, or late 2005. Rich Hieb, stated, “We continue to focus on actively managing core non-interest expense while maintaining a level of service required to set us apart from our competitors”.

IMPROVED OPERATING EFFICIENCIES

PremierWest’s efficiency ratio, which is calculated by dividing non-interest expenses by net interest income and non-interest income, continued the improving trend established over the last several years. This important ratio was 58.48% for the quarter ended December 31, 2006 and 60.49% for the year ended December 31, 2006, compared to 60.27% for the linked quarter ended September 31, 2006, and 62.15% for the immediately preceding year. This performance and the improving trend is in line with management’s stated target of maintaining an efficiency ratio in the high 50% to low 60% range.

NET INTEREST MARGIN

Net interest income increased $7.4 million or 15.8% for the year ended December 31, 2006, when compared to 2005’s full year performance. The net interest margin, on a tax adjusted basis, totaled 6.25% for the full year ended December 31, 2006, compared to 6.05% for the year ended December 31, 2005. When measured on a quarterly basis, the Company’s tax equivalent net interest margin declined to 6.15% at December 31, 2006, a 12 basis point decline when compared to the linked quarter ended September 30, 2006 and a 25 basis point decline when compared to the same quarter in 2005.

The yield on average earning assets improved 101 basis points to 8.44% for the year ended December 31, 2006, compared to 7.43% for the year ended December 31, 2005. Yields on average earning assets during the fourth quarter of 2006 improved slightly to 8.68% as compared to 8.65% for the immediately preceding quarter and 7.91% in the comparable quarter a year ago. The cost of average interest bearing deposits increased 94 basis points from 1.76% for 2005 to 2.70% for 2006, reflecting intense competition for deposits in PremierWest’s markets. The cost of average borrowings was 5.74% for the quarter and 5.46% for the full year, compared to 5.69% for the immediately preceding quarter and 4.97% for the year ended December 31, 2005.

Anderson stated, “Strong loan demand and excellent credit quality were contributing factors in our ability to maintain a 2006 net interest margin at the top of our peer group and substantially higher than the industry average. Pressure on the funding side of the balance sheet is expected to continue increasing our overall cost of funds, while the inverted yield curve and an anticipated decline in short term interest rates at some point during 2007 will likely result in a reduced yield on earning assets.” Anderson continued, “I would expect that our net interest margin, on a tax adjusted basis, will continue to compress throughout 2007.”

DEPOSIT GROWTH & FUNDING

At December 31, 2006 deposits totaled $879.4 million, an increase of $110.9 million or 14.4% when compared to December 31, 2005 total deposits of $768.4 million, and an increase of $75.3 million or 9.4% when compared to the immediately preceding quarter ended September 30, 2006. Of the increase, $19.8 million was attributable to one commercial customer who drew on a line of credit and deposited those dollars in their money market account over the year end. During the first week of January 2007, the line of credit was paid down and the deposit balance declined proportionately. Absent this temporary increase in deposit balances, total deposits increased 6.9% for the quarter, and 11.9% for the year ended December 31, 2006. At 22.7% of total deposits, non-interest bearing deposits continue to be an important segment of PremierWest’s deposit base. This segment of our deposit base remained virtually unchanged when compared to the immediately preceding quarter. Competition for deposits continues to be intense and is reflected in both the composition of deposit growth as well as the cost of funds. At December 31, 2006, interest-bearing deposit balances grew $120.3 million or 21.5% when compared to December 31, 2005. During the fourth quarter of 2006, introduction of a special money market deposit product targeting public entities was successful in increasing these balances. At December 31, 2006, public deposits amount to less than 10% of total deposits. Management considers the majority of these deposits to be a stable source of funds with the remainder having an estimated average life of three to six months.

Average outstanding borrowings declined to $45.9 million for the quarter ended December 31, 2006, from $62.7 million for the immediately preceding quarter. Borrowings averaged $58.1 million for the year 2006, compared to $26.3 million for the 2005 full year. The increase in borrowings is a direct reflection of strong growth in our credit portfolio and the industry wide competition for deposits. Management has primarily utilized Federal Home Loan Bank borrowings to offset the imbalance of growth in loans and deposits. Management believes this imbalance is short term and accordingly will, when economically advantageous, utilize wholesale funding options which include Federal Home Loan Bank borrowings and brokered deposits with maturities of less than six months.

HEALTHY LOAN GROWTH – STRONG CREDIT QUALITY

Gross loans totaled $920.5 million at December 31, 2006, an increase of $114.2 million or 14.2% when compared to December 31, 2005, and an increase of $52.9 million or 24.4% annualized when compared to the immediately preceding quarter ended September 30, 2006. Absent the temporary $19.8 million increase previously referenced in this release, gross loans posted increases of 11.7% compared to December 31, 2005 and 15.3% annualized when compared to the immediately preceding quarter. PremierWest Finance Company, a subsidiary of PremierWest Bank increased loans $5.7 million or 33.1%, reaching $22.7 million at December 31, 2006, compared to December 31, 2005 when loans totaled $17.0 million.

Jim Ford, President, stated, “Strong loan growth was achieved in all of our primary markets during 2006 and we see nothing on the horizon which would lead us to anticipate any material change in loan demand as we move forward in 2007. The new markets entered during the latter part of 2005 and during 2006 increase our opportunities to lend and at the same time contribute to the growth of these communities”. Jim Earley, Executive Vice President & Credit Administrator added, “The robust growth achieved in outstanding loans at year end was accomplished while maintaining a quality portfolio. We continue to have a solid pipeline of quality credits and expect healthy growth during 2007”.

Credit quality continues to be strong, with non-performing loans totaling $1.5 million or 0.16% of total gross loans at December 31, 2006, compared to $2.3 million or 0.28% of total gross loans at December 31, 2005 and $1.2 million or 0.13% of total gross loans at September 30, 2006. Delinquent loans greater than 30 days past due amounted to 0.42% of total loans at December 31, 2006. PremierWest’s provision for loan losses increased to $800,000 for 2006, up from $150,000 in 2005. The increase was a result of growth in the portfolio. Net charge-offs for 2006 totaled $264,000, compared to net recoveries of $1 million for 2005. The reserve for loan losses for loans and commitments totaled $10.9 million or 1.18% of outstanding loans, at December 31, 2006.

EXPANSION

Jim Ford stated, “2006 was a year of continued expansion of our geographic footprint and introducing PremierWest to new communities. Full service banking offices were opened in the communities of Ashland, Shady Cove and Redmond, Oregon. With the completion of construction of a 4,000 square foot facility, we relocated our Anderson, California branch in December, 2006. We are on track to open a full service banking office in Bend, Oregon during the first quarter of this year, and early in the second quarter anticipate the completion of our permanent Redmond facility which will accommodate both relocation of our existing full service branch and the opening of a new PremierWest Finance Company office. Additionally, 2007 will include a substantial investment in the Corning, California community as we build a new facility (on the existing site), to serve customers of our largest California branch. Redmond, Bend and Corning branches, when completed will all have drive through teller windows and drive through ATM’s.”

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest offers expanded banking related services through two subsidiaries Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May, 2000. In April, 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January, 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama, and Butte. During 2004 and 2005, the Bank expanded into Yolo and Placer counties in California.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

This report includes forward-looking statements within the meaning of the "safe-harbor" provisions of Sections 21D and 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of PremierWest Bancorp’s (the Company) management and on assumptions made by management on the basis of information currently available. Other than for statements of historical fact, all statements about our financial position and results of operations, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases of similar meaning, as they relate to the Company or management, are intended in part to help identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements that include projections or management’s expectations for revenues, income or expenses, earnings per share, capital expenditures, dividends, capital structure and other financial items; statements of the plans and objectives of the Company, its management or its board of directors, including the introduction of new products or services, plans for expansion, acquisitions or future growth and estimates or predictions of actions by customers, vendors, competitors or regulatory authorities; statements about future economic performance; and statements of assumptions underlying other statements about the Company and its business. Although management believes that the expectations reflected in forward-looking statements are reasonable, we can make no assurance that such expectations will prove correct. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. These risks and uncertainties include factors that might inhibit our ability to maintain or expand our market share or our net interest margins and factors that could limit or delay implementation of our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; localized economic conditions and events that disproportionately affect our business; and general trends in the banking industry, interest rate economy and regulatory environment. In addition, we face various risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Other risks include those identified from time to time in our past and future filings with the Securities and Exchange Commission. Note that this list of risks is not exhaustive, and risks identified are applicable as of the date made and cannot be updated.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS

(All amounts in 000's, except per share data)
(unaudited)
EARNINGS AND PER SHARE DATA					For the three
					months ended
					September 30
For the Three Months Ended December 31	2006	2005	Change	% Change	2006	Change	% Change

Interest income	$19,605	$15,957	$3,648	22.9%	$18,861	$744	3.9%
Interest expense	5,726	3,055	2,671	87.4%	5,212	514	9.9%

Net interest income	13,879	12,902	977	7.6%	13,649	230	1.7%
Provision for possible loan losses	150	-	150	100.0%	150	-	0.0%
Noninterest income	1,871	1,869	2	0.1%	2,030	(159)	-7.8%
Noninterest expense	9,211	9,028	183	2.0%	9,449	(238)	-2.5%

Pre-tax income	6,389	5,743	646	11.2%	6,080	309	5.1%
Provision for income taxes	2,529	1,942	587	30.2%	2,383	146	6.1%

Net income	$3,860	$3,801	$59	1.6%	$3,697	$163	4.4%

Basic earnings per share	$0.23	$0.23	$0.00	0.0%	$0.22	$0.01	4.5%

Diluted earnings per share	$0.22	$0.22	$0.00	0.0%	$0.21	$0.01	4.8%

Average shares outstanding--basic	16,209,584	16,138,871	70,713	0.4%	16,197,078	12,506	0.1%
Average shares outstanding--diluted	17,707,851	17,628,457	79,394	0.5%	17,679,089	28,762	0.2%

For the Twelve Months Ended December 31

Interest income	$73,252	$57,527	$15,725	27.3%
Interest expense	19,104	10,785	8,319	77.1%

Net interest income	54,148	46,742	7,406	15.8%
Provision for possible loan losses	800	150	650	433.3%
Noninterest income	7,701	7,351	350	4.8%
Noninterest expense	37,415	33,618	3,797	11.3%

Pre-tax income	23,634	20,325	3,309	16.3%
Provision for income taxes	8,986	7,136	1,850	25.9%

Net income	$14,648	$13,189	$1,459	11.1%

Basic earnings per share	$0.89	$0.80	$0.10	12.5%

Diluted earnings per share	$0.83	$0.75	$0.08	10.7%

Average shares outstanding--basic	16,182,334	16,126,605	55,729	0.3%
Average shares outstanding--diluted	17,688,367	17,620,655	67,712	0.4%

SELECTED FINANCIAL RATIOS
(annualized)				For the three
				months ended
For the Three Months Ended December 31	2006	2005	Change	September 30, 2006	Change

Yield on average gross loans (1)	8.74%	8.00%	0.74	8.73%	0.01
Yield on average investments (1)	4.83%	4.38%	0.45	4.45%	0.38
Total yield on average earning assets (1)	8.68%	7.91%	0.77	8.65%	0.03
Cost of average interest-bearing deposits	3.22%	1.98%	1.24	2.93%	0.29
Cost of average borrowings	5.74%	5.54%	0.20	5.69%	0.05
Cost of average total deposits and borrowings	2.61%	1.54%	1.07	2.45%	0.16
Cost of average interest-bearing liabilities	3.39%	2.11%	1.28	3.19%	0.20
Net interest spread	5.29%	5.80%	(0.51)	5.46%	(0.17)
Net interest margin (1)	6.15%	6.40%	(0.25)	6.27%	(0.12)

Return on average equity	13.36%	14.88%	(1.52)	13.13%	0.23
Return on average assets	1.54%	1.68%	(0.14)	1.52%	0.02

Efficiency ratio (2)	58.48%	61.12%	(2.64)	60.27%	(1.79)

For the Twelve Months Ended December 31

Yield on average gross loans (1)	8.51%	7.54%	0.97
Yield on average investments (1)	4.65%	4.15%	0.50
Total yield on average earning assets (1)	8.44%	7.43%	1.01
Cost of average interest-bearing deposits	2.70%	1.76%	0.94
Cost of average borrowings	5.46%	4.97%	0.49
Cost of average total deposits and borrowings	2.25%	1.41%	0.84
Cost of average interest-bearing liabilities	2.94%	1.91%	1.03
Net interest spread	5.50%	5.52%	(0.02)
Net interest margin (1)	6.25%	6.05%	0.20

Net charge-offs to average loans	0.03%	-0.14%	0.17
Allowance for loan losses to loans	1.18%	1.28%	(0.10)
Allowance for loan losses to non-performing loans	748.07%	454.55%	293.52
Non-performing loans to total loans	0.16%	0.28%	(0.12)
Non-performing assets/total assets	0.14%	0.25%	(0.11)

Return on average equity	13.26%	13.59%	(0.33)
Return on average assets	1.52%	1.52%	0.00

Efficiency ratio (2)	60.49%	62.15%	(1.66)

Notes:

(1)	Tax equivalent
(2)	Non-interest expense divided by net interest income plus non-interest income

					Balance Sheet
BALANCE SHEET					at September 30
At December 31	2006	2005	Change	% Change	2006	Change	% Change

Fed funds sold and investments	$9,386	$17,196	$(7,810)	-45.4%	$13,526	$(4,140)	-30.6%

Gross loans	920,522	806,338	114,184	14.2%	867,589	52,933	6.1%
Reserve for loan losses	(10,877)	(10,341)	(536)	5.2%	(10,761)	(116)	1.1%

Net loans	909,645	795,997	113,648	14.3%	856,828	52,817	6.2%
Other assets	115,480	100,468	15,012	14.9%	110,604	4,876	4.4%

Total assets	$1,034,511	$913,661	$120,850	13.2%	$980,958	$53,553	5.5%

Non-interest-bearing deposits	$199,462	$208,840	$(9,378)	-4.5%	$199,256	$206	0.1%
Interest-bearing deposits	679,888	559,579	120,309	21.5%	604,788	75,100	12.4%

Total deposits	879,350	768,419	110,931	14.4%	804,044	75,306	9.4%
Borrowings	28,440	33,674	(5,234)	-15.5%	54,560	(26,120)	-47.9%
Other liabilities	10,462	8,784	1,678	19.1%	9,228	1,234	13.4%
Stockholders' equity	116,259	102,784	13,475	13.1%	113,126	3,133	2.8%

Total liabilities and stockholders' equity	$1,034,511	$913,661	$120,850	13.2%	$980,958	$53,553	5.5%

Period end shares outstanding (1)	17,330,695	17,256,320	74,375	0.4%	17,317,545	13,150	0.1%
Book value per share	$6.71	$5.96	$0.75	12.6%	$6.53	$0.18	2.8%
Tangible book value per share	$5.41	$4.63	$0.78	16.8%	$5.23	$0.18	3.4%

Allowance for loan losses:
Balance beginning of period	$10,341	$9,171	$1,170	12.8%	$10,341	$ -	0.0%
Provision for loan losses	800	150	650	433.3%	650	150	23.1%
Net (charge-offs) recoveries	(264)	1,020	(1,284)	-125.9%	(230)	$(34)	-100.0%

Balance end of period	$10,877	$10,341	$536	5.2%	$10,761	$116	1.1%

Non-performing assets:
Non-performing loans	$1,454	$2,275	$(821)	-36.1%	$1,164	$290	24.9%

Real estate owned	-	-	-	0.0%	$ -	$ -	0.0%

Total non-performing assets	$1,454	$2,275	$(821)	-36.1%	$1,164	$290	24.9%

Notes:
(1)	Amount includes 11,000 shares of preferred stock issued November 17, 2003 as if converted into common stock at a conversion ratio of 101.292 to 1 for a total of 1,114,214 common shares.
					For the three
AVERAGE BALANCE SHEET					months ended
For the Three Months Ended December 31	2006	2005	Change	% Change	September 30, 2006	Change	% Change

Average fed funds sold and investments	$14,978	$21,650	$(6,672)	-30.8%	$15,456	$(478)	-3.1%
Average loans, gross	892,555	790,215	102,340	13.0%	860,051	32,504	3.8%
Average total assets	1,004,320	903,901	100,419	11.1%	972,614	31,706	3.3%
Average non-interest-bearing deposits	203,185	213,999	(10,814)	-5.1%	198,568	4,617	2.3%
Average interest-bearing deposits	630,181	559,462	70,719	12.6%	589,912	40,269	6.8%
Average total deposits	833,366	773,461	59,905	7.7%	788,480	44,886	5.7%
Average total borrowings	45,884	20,723	25,161	121.4%	62,741	(16,857)	-26.9%
Average stockholders' equity	115,571	102,168	13,403	13.1%	112,596	2,975	2.6%

For the Twelve Months Ended December 31
Average fed funds sold and investments	$16,222	$24,957	$(8,735)	-35.0%
Average loans, gross	855,562	754,465	101,097	13.4%
Average total assets	966,786	867,532	99,254	11.4%
Average non-interest-bearing deposits	198,295	198,777	(482)	-0.2%
Average interest-bearing deposits	591,108	538,313	52,795	9.8%
Average total deposits	789,403	737,090	52,313	7.1%
Average total borrowings	58,106	26,259	31,847	121.3%
Average stockholders' equity	110,454	97,058	13,396	13.8%